Exhibit 99.1

POLYMEDICA ANNOUNCES RESULTS FOR FISCAL 2005 FIRST QUARTER
ENDED JUNE 30, 2004

WOBURN, MA – July 27, 2004 — PolyMedica Corporation (NNM: PLMD) today announced its financial results for the fiscal 2005 first quarter ended June 30, 2004.

Fiscal 2005 First Quarter Results

Net revenues for the fiscal 2005 first quarter were $111.1 million, a 12.3% increase compared to $98.9 million for the fiscal 2004 first quarter. Net income for the fiscal 2005 first quarter was $13.8 million, a 24.1% increase over the $11.1 million in net income recorded in the fiscal 2004 first quarter, and diluted earnings per share were $0.50 for the fiscal 2005 first quarter, a 13.6% increase compared to diluted earnings per share of $0.44 (on a split-adjusted basis) for the fiscal 2004 first quarter. Cash flow from operations was $16.2 million for the fiscal 2005 first quarter, a 61.2% improvement compared to $10.1 million for the fiscal 2004 first quarter.

Commenting on the financial results for the quarter, Chairman and Chief Executive Officer Samuel L. Shanaman said, “We’re very pleased with our financial results for the June quarter. Revenues in our core Diabetes business grew by more than 16 percent compared to last year, and pre-tax income for that business increased 30 percent, as we continue to benefit from economies of scale and cost-saving initiatives. Because of the dramatic reduction in reimbursement rates for respiratory medications scheduled to go into effect next January, we continue to manage the contraction of our Respiratory business, which was off 21 percent on the top line compared with last year, as expected. However, the base of Diabetes customers on which we’re building the future of the business continues to expand, and we feel very good about the direction in which the Company is moving.”

Shanaman added, “Our cash flow for the June quarter, which was helped by a strong collections effort, was truly outstanding.”

Guidance

The Company expects to report net revenues of $114 — 118 million and diluted earnings per share of $0.50 — $0.54 for the fiscal 2005 second quarter ending September 30, 2004.

Conference Call and Replay

PolyMedica management will host a conference call and live Webcast today, Tuesday, July 27, at 4:30 p.m., EDT, to discuss the Company’s fiscal first quarter. To listen to the conference call over the Internet, go to www.polymedica.com or www.fulldisclosure.com. Go to either Web site at least 15 minutes early to register and download and install any necessary audio software. For those unable to participate, a rebroadcast will be made available at www.polymedica.com and www.fulldisclosure.com for 90 days after the call. It will be available shortly after the call.

About PolyMedica (www.polymedica.com)

PolyMedica is a rapidly growing national medical products company. The Company is best known through its Liberty brand name and innovative direct-to-consumer television advertising to seniors with diabetes. Building on its technology-based operating platform and compliance management focus, PolyMedica continues to expand its product offerings to individuals with chronic diseases.

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, rules and regulations promulgated under the Act, unanticipated changes in Medicare reimbursement, outcomes of government reviews, inquiries and investigations and related litigation, continued compliance with government regulations, fluctuations in customer demand, management of rapid growth, competition from other healthcare product vendors, timing and acceptance of new product introductions, general economic conditions, geopolitical events and regulatory changes, as well as other especially relevant risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended March 31, 2004. The information set forth herein should be read in light of such risks. The Company assumes no obligation to update the information contained in this press release.

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For additional information, contact:

Investors:	Media:
Fred (“Skip”) Croninger	Denise DesChenes / Jim Barron
PolyMedica Corporation	Citigate Sard Verbinnen
(781) 933-2020	(212) 687-8080

(Financial Tables Follow)

PolyMedica Corporation
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended
	June 30,	June 20,	$	%
	2004	2003	Change	Change
Net revenues	$111,140	$98,937	$12,203	12.3%
Cost of sales	43,788	35,769	8,019	22.4

Gross margin	67,352	63,168	4,184	6.6
Selling, general and administrative expenses	45,618	45,531	87	0.2

Income from operations	21,734	17,637	4,097	23.2
Other income and expense	197	206	(9)	(4.4)

Income before income taxes	21,931	17,843	4,088	22.9
Income tax provision	8,158	6,745	1,413	20.9

Net income	$13,773	$11,098	$2,675	24.1%

Diluted earnings per share:
Net income	$0.50	$0.44	$0.06	13.6%
Weighted average shares, diluted	27,527	25,344	2,183	8.6%

Supplemental information on segment net revenues:
Liberty Diabetes	$78,450	$67,529	$10,921	16.2%
Liberty Respiratory	15,782	19,867	(4,085)	(20.6)
Pharmaceuticals	16,908	11,541	5,367	46.5

Total net revenues	$111,140	$98,937	$12,203	12.3%

Supplemental summarized information on cash flows:
Cash flows from operating activities	$16,203	$10,051	$6,152	61.2%
Cash flows from investing activities *	(2,843)	(8,837)	5,994
Cash flows from financing activities	3,375	(2,739)	6,114

Net change in cash and cash equivalents	16,735	(1,525)	18,260
Beginning cash and cash equivalents	69,229	27,162	42,067

Ending cash and cash equivalents	$85,964	$25,637	$60,327	235.3%

*  Includes the net maturity/(net purchase) of $150,000 and $(5.6) million of marketable securities in the three months ended June 30, 2004 and 2003, respectively.

PolyMedica Corporation
Consolidated Balance Sheets
(In thousands)

	June 30,	March 31,
	2004	2004
ASSETS
Current assets:
Cash and cash equivalents	$85,964	$69,229
Marketable securities	7,271	7,421
Restricted cash	512	512
Accounts receivable, net	51,994	63,828
Inventories	24,353	18,745
Deferred income taxes	18,331	18,331
Income tax receivable	—	2,530
Prepaid expenses and other current assets	6,606	4,438

Total current assets	195,031	185,034
Property, plant and equipment, net	62,242	61,659
Goodwill	5,946	5,946
Intangible assets, net	560	383
Direct response advertising, net	66,468	64,953
Other assets	1,271	1,193

Total assets	$331,518	$319,168

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$28,793	$33,746
Current portion, capital lease obligations	280	292

Total current liabilities	29,073	34,038
Capital lease and other obligations	1,712	1,691
Deferred income taxes	24,611	24,611

Total liabilities	55,396	60,340
Total shareholders’ equity	276,122	258,828

Total liabilities and shareholders’ equity	$331,518	$319,168